CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ACURA PHARMACEUTICALS, INC.

Under Section 805 of the Business Corporation Law

WE, THE UNDERSIGNED, Andrew D. Reddick and Peter A. Clemens, being respectively the President and the Secretary of Acura Pharmaceuticals, Inc., hereby certify:

1. The name of the Corporation is Acura Pharmaceuticals, Inc.. The Corporation was originally incorporated under the name of Halsey Drug Co. Inc.

2. The Certificate of Incorporation was filed by the Department of State on April 10, 1935 and has been amended at various times by action of the Board of Directors and shareholders of the Corporation.

3. The Restated Certificate of Incorporation, is further amended as follows:

(a)
Article THIRD of the Restated Certificate of Incorporation, relating to the amount of authorized capital stock of the Corporation, is amended so that (i) every ten (10) shares of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the Business Corporation Law of the State of New York (the “Effective Time”), will be automatically reclassified as and converted into one share of common stock, par value $0.01 per share. As of the Effective Time there are ______ shares of Common Stock issued and outstanding, which will be reclassified into __________ shares of Common Stock, thereby effecting a reduction of stated capital by $__________. To effect the foregoing, Article THIRD is hereby amended by replacing the paragraph preceding “Section 1. Preferred Stock.” with the following:

"THIRD: The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is 940,000,000 of which (A) 290,000,000 shares shall be Preferred Stock (the “Preferred”), and (B) 650,000,000 shares shall be Common Stock, $0.01 par value (the “Common”). Of the Preferred, 45,000,000 shares shall be designated Series A Convertible Preferred Stock, $0.01 par value per share (the “Series A Preferred”), 25,000,000 shares shall be designated Series B Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred”), 70,000,000 shares shall be designated Series C-1 Convertible Preferred Stock, $0.01 par value per share (the “Series C-1 Preferred”), 50,000,000 shares shall be designated Series C-2 Convertible Preferred Stock, $0.01 par value per share (the “Series C-2 Preferred”) and 100,000,000 shares shall be designated Series C-3 Convertible Preferred Stock, $0.01 par value per share (the “Series C-3 Preferred”). The Series C-1 Preferred, Series C-2 Preferred and Series C-3 Preferred are sometimes referred to collectively as the “Series C Preferred”. Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the Business Corporation Law of the State of New York (the “Effective Time”), every ten shares of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.01 per share, of the Corporation (the “New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the Company shall pay cash for such fractional interests as soon as practicable after the Effective Time on the basis of the average of the high bid and low asked prices of one share of the Company’s common stock, as reported by the OTC Bulletin Board, for the ten business days immediately preceding the effective date of the reverse stock split for which transactions in the common stock are reported.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

The rights, preferences and privileges of and restrictions on the Series A Preferred, Series B Preferred, Series C Preferred and Common are as follows:”

4. The foregoing amendments to the Restated Certificate of Incorporation were authorized by the unanimous written consent of the Board of Directors followed by an affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, we have signed this certificate on the ____ day of ________,  and we affirm the statements contained herein as true under penalties of perjury.

President

Secretary